Exhibit 10.5

NON-EMPLOYEE DIRECTOR INCENTIVE STOCK AGREEMENT

THIS NON-EMPLOYEE DIRECTOR INCENTIVE STOCK AGREEMENT (the “Agreement”) is made and entered effective the        day of                   , 200    , by and between PETROHAWK ENERGY CORPORATION, a Delaware corporation (the “Company”), and                                  (the “Non-Employee Director”).

WHEREAS, to carry out the purposes of the Company’s AMENDED AND RESTATED 2004 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN (the “Plan”), the Company desires to issue shares of the common stock of the Company to the Non-Employee Director pursuant to the terms of this Agreement and the Plan (“Incentive Stock”).

NOW THEREFORE, in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and the Non-Employee Director hereby agree as follows:

1.                                       Grant.  The Company hereby grants to the Non-Employee Director                                 (              ) shares of Incentive Stock (the “Shares”) on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference.

2.                                       Vesting.  The legal ownership of the Shares shall vest immediately upon the execution of this Agreement by both the Non-employee Director and the Company.

3.                                       Stock Certificates.  Upon execution of this Agreement by the Company and the Non-employee Director, acertificate representing the Shares shall be registered in the name of Non-Employee Director and delivered to the Non-Employee Director.

4.                                       Withholding of Tax.  To the extent that the granting of the Shares results in compensation income to the Non-Employee Director for federal or state income tax purposes, Non-Employee Director shall pay to the Company (in cash or to the extent permitted by the Committee, shares of common stock of the Company held by the Non-Employee Director whose value is equal to the amount of the Non-Employee Director’s tax withholding liability as determined by the Committee) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Shares.  The Company, to the extent permitted by law, has the right to deduct from any payment of any kind otherwise due to the Non-Employee Director from the Company any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares.

5.                                       Securities Law.  The Non-Employee Director agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. The Non-Employee Director also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, and (ii) that the Company may refuse to register the transfer of such Shares on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities laws and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

6.                                       No Rights to Directorship.  Nothing contained in this Agreement shall confer upon the Non-Employee Director the right to continue as a director of the Company.

7.                                       Representations and Warranties of Director.  The Non-Employee Director represents and warrants to the Company as follows:

(a)                                  The Non-Employee Director has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.  The Non-Employee Director acknowledges that there may be adverse tax consequences upon the granting of the Shares or disposition of the Shares, and that the Non-Employee Director should consult a tax adviser prior to such time.

(b)                                 The Non-Employee Director agrees to sign such additional documentation as may reasonably required from time to time by the Company in connection with this Agreement.

8.                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Non-Employee Director.

9.                                       Governing Laws.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

10.                                 Modification.  This Agreement may not be modified except in writing signed by the parties hereto or their respective successors and permitted assigns.

11.                                 Headings.  The headings of paragraphs in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or alter any of the provisions of this Agreement.

12.                                 Defined Terms. Except as otherwise provided in this Agreement, or unless the context clearly indicates otherwise, capitalized terms used but not defined in this Agreement have the definitions as provided in the Plan.  In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Agreement, this Agreement shall govern and control.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

PETROHAWK ENERGY CORPORATION

By:
Name:
Title:

NON-EMPLOYEE DIRECTOR

Print Name:

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